Exhibit 99.1
Superior Well Services, Inc. Closes Acquisition of Oilfield Service Assets from
Diamondback Holdings, LLC
INDIANA, Pa., Nov. 19 /PRNewswire-FirstCall/ — Superior Well Services, Inc. (Superior or the Company) today announced that it has closed its previously announced acquisition of certain oilfield service assets from Diamondback Holdings, LLC (Diamondback), a privately-owned company.
Superior acquired Diamondback’s pressure pumping, fluid logistics and completion, production and rental tools business lines for $225 million in total consideration, subject to certain post-closing adjustments. The acquisition consideration consisted of $70 million in cash, $75 million of Series A 4% Convertible Preferred Stock (Preferred Stock) with a perpetual term and $80 million in Second Lien Notes. Each share of Preferred Stock is entitled to a liquidation preference of $1,000 per share and is convertible into 40 shares of common stock subject to adjustment (representing a conversion price of $25 per share based on the liquidation preference). The Second Lien Notes are due in November 2013 and are pre-payable without penalty at the Company’s option. The interest rate on the Second Lien Notes is initially set at 7% and escalates 1% annually. The purchased business lines produced revenue of $259 million for the trailing twelve month period ended September 30, 2008.
As part of the acquisition, Superior will acquire 128,000 horsepower, 105 transports and trucks, 400 frac tanks and six water disposal wells. After the transaction, Superior will operate a total of 423,000 horsepower, an increase of 43% percent from the quarter ended September 30, 2008.
David Wallace, Chief Executive Officer, said: “This is an exciting transaction for Superior and we’re thrilled to add such a high-quality group of professionals and assets. Once the Diamondback assets are fully incorporated into Superior’s operations, we anticipate that this acquisition will be accretive to net income and cash flow on a per share basis. Our acquisition of assets from Diamondback will enable Superior to strategically increase market share in core markets without bringing additional capacity to the pressure pumping industry and will allow us to offer a broader array of wellbore services to both new and existing customers. The majority of the pressure pumping equipment being acquired from Diamondback is less than three years old and was built by many of the same suppliers we use, which we believe will ease integration. In addition to the reduction of shared overhead costs, we believe profit upside exists from combining Diamondback’s high-quality assets with our geographically diversified operations footprint. Further, Diamondback’s existing service centers have limited territorial overlap with Superior’s existing service centers, allowing us to rapidly increase our operational footprint while retaining hard to find key personnel and the customer relationships they have worked hard to establish.”
The assets that Superior is purchasing from Diamondback are operating in the Anadarko, Arkoma, and Permian Basins, as well as the Barnett Shale, Woodford Shale, West Texas, Southern Louisiana and Texas Gulf Coast.
Jefferies & Company, Inc. served as exclusive financial advisor to Superior, and Vinson & Elkins LLP served as its legal counsel.

About Superior Well Services
Superior Well Services, Inc. (Nasdaq: SWSI) is an oilfield services company that offers a complete suite of pressure pumping, down-hole surveying and completion services to its customers in every major oil and gas basin from the Appalachia Basin to the Rocky Mountains. The company provides its services through 26 service centers located in Cottondale, Alabama; Van Buren, Arkansas; Brighton and Trinidad, Colorado; Bossier City, Louisiana; Gaylord, Michigan; Columbia, Mississippi; Wooster, Ohio; Artesia and Farmington, New Mexico; Williston, North Dakota; Hays, Kansas; Cleveland, Clinton, Enid and Hominy, Oklahoma; Bradford, Black Lick and Mercer, Pennsylvania; Alvarado, Texas; Vernal, Utah; Norton, Virginia; Buckhannon, Jane Lew and Kimball, West Virginia; as well as Rock Springs, Wyoming.
Forward-Looking Statements
Except for historical information, statements made in this press release, including those relating to acquisition or expansion opportunities, future earnings, cash flow and capital expenditures are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Superior expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by us based on our management’s experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond our control, which may cause our actual results to differ materially from those implied or expressed by the forward-looking statements. These risks include a decrease in domestic spending by the oil and natural gas exploration and production industry, a decline in or substantial volatility of crude oil and natural gas commodity prices, the loss of one or more significant customers, the loss of or interruption in operations of one or more key suppliers, difficulties in managing our growth strategy and successfully integrating acquisitions of other assets and businesses, overcapacity in our industry, the incurrence of significant costs and liabilities in the future resulting from our failure to comply with new or existing environmental regulations or an accidental release of hazardous substances into the environment and other factors detailed in our Securities and Exchange Commission filings. We undertake no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in our filings with the Securities and Exchange Commission, which are incorporated by reference.
SOURCE Superior Well Services, Inc.
CONTACT:
Thomas W. Stoelk
Vice President and Chief Financial Officer for Superior Well Services, Inc
+1-724-465-8904